AGREEMENT

     This Agreement is between William Shih Chiu Wang ("Wang"), a resident of Taipei, and XCL Ltd., a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, "XCL"). Except to the extent specifically set forth herein, it supersedes all prior agreements between Wang and XCL concerning compensation to Wang by XCL, including, without limitation, the letter agreements dated January 8, 1992 and June 3, 1992, from XCL and addressed to and accepted by Wang, and is designed to resolve all disagreements concerning past compensation.

     Wang has been instrumental in XCL's obtaining projects in China and in helping to develop those projects. Wang has agreed to continue to assist with existing projects and to help XCL obtain additional projects in China. This agreement resolves all disagreements concerning prior success fees due Wang, including, but not limited to, the purchase of certain of his interests in the Zhao Dong Block, and sets forth the exclusive methods by which Wang will be compensated for his past and future contributions to XCL projects in China.

     1. Compensation. Wang is entitled to the following compensation and interests in XCL or its projects:

          a. Retainer. Wang shall be entitled to a cash retainer in such amount and at such frequency as the parties may agree from time to time.

          b.  Profits Interest in Zhao Dong.  Wang is
          entitled to an interest in Zhao Dong equal to 1.5% of XCL's proceeds from the Zhao Dong Block, under the terms of that agreement dated effective as of May 1, 1993, and entitled Revenue Interest Assignment, by and between XCL-China Ltd. and Wang (the "Revenue Interest Agreement"). This Agreement shall not alter or amend the Revenue Interest Agreement, which shall remain in full force an effect. Wang shall not be entitled to a revenue interest in any future XCL projects unless the parties negotiate and enter into a specific written agreement granting such an interest.

          c. Stock Grant. Wang shall receive 800,000 shares of Common Stock of XCL immediately, and additional stock of XCL Ltd. in an amount equal to the value of US $445,000. Upon execution of this Agreement, XCL shall issue the 800,000 shares of Common Stock. The remaining Common Stock with a value of US $445,000 shall be issued to Wang from time to time, as agreed by the parties, but in any case, one-half of the balance shall be issued to Wang no later than February 28, 1998, and the balance shall be issued to Wang no later than December 31, 1998. Such additional stock shall be valued when the stock is issued to Wang (based on the average closing price of the stock over the 20 business days immediately preceding date of issuance of the stock). Common Stock issued pursuant to this section shall not be registered under the US securities laws, and XCL shall have no obligation to register such stock. XCL shall have no obligation to issue the stock hereunder, unless the issuance of the shares would be exempt from registration under the US federal and state securities laws, and Wang shall provide XCL with such representations and warranties, and agree to such restrictions on transferability of the shares as may be reasonable or customary for XCL to require to establish the availability of such exemptions from registration. The amounts payable under this section are to resolve disagreements as to the purchase of Wang's 3% interest in Zhao
          Dong, and in cancellation of any right that Wang may have had to participate on a similar basis in any other current or future XCL projects.

          d. Stock Warrants. XCL may grant warrants to purchase its stock to Wang from time to time and on such terms and conditions as XCL and Wang may agree in writing from time to time. No offer of warrants or warrant agreement shall be binding unless and until it is reduced to writing and approved by the Board of Directors of XCL Ltd.

          e.  Reimbursement of Expenses.  XCL shall
          reimburse such out of pocket expenditures that Wang may incur in the performance of services hereunder, provided that such expenses were incurred in compliance with any XCL mandated approval or documentation procedures then applicable.

          f. Health Insurance, Other Benefits. Wang is not entitled to participate any XCL sponsored fringe benefit plans, including the XCL health insurance plan. In lieu of such participation, XCL shall reimburse Wang for the cost of an individual health insurance policy, up to the maximum of $600 per month.

          g. $150,000 Promissory Note. The parties agree that the $150,000 promissory note dated April 15, 1993 from Wang to XCL has been satisfied in full by Wang, and XCL shall cancel said note and return the same to Wang marked "paid". XCL has no further obligation to advance funds to Wang under that note or any related agreement. The forgiveness of this note is to resolve disagreements between Wang and XCL over the amount of the Revenue Interest that Wang has in the Zhao Dong Block, as described in subsection (b), above.

     2. Independent Contractor. The parties agree that the services rendered by Wang under this agreement shall be as an independent contractor, and not an employee.
Accordingly, Wang is not entitled to benefits provided by XCL to its employees. Further, Wang is not an agent, partner or joint venturer of XCL's. Wang shall not represent himself to third person to be other than an independent contractor; he shall not offer or agree to incur or assume any obligations or commitments in XCL's name without the prior written consent and authorization of XCL. Wang shall be free to perform services for others (whether inside of or out side of China) provided that either such services do not conflict with the interests of XCL, or, in the case of a new oil or gas exploration or development project, Wang has offered the project to XCL, and XCL has declined to participate in the project, and has specifically agreed that Wang may proceed with the project for his own account, or for the account of others.

     3. Conflict of Interest. Wang agrees to use his best efforts, skill and abilities so long as he is providing he services hereunder to promote the best interest of XCL and its business. As part of the consideration for the compensation to be paid to WANG hereunder, and as an additional incentive for XCL to enter into this Agreement, the parties agree that, during the term of this Agreement and for a period of two (2) years following the termination of this Agreement, Wang agrees that, unless he is given prior written approval of XCL (which XCL may withhold for any reason or no reason at all) Wang shall not directly or indirectly, for himself or for others, consult, advise, counsel or otherwise assist any business or venture (current or potential) in any matter relating to the oil and gas business in The Peoples' Republic of China in any manner that could have an adverse effect upon XCL. It is expressly understood and agreed that the parties consider the restrictions contained in this section to be reasonable and necessary for the purposes of preserving and protecting XCL's goodwill and confidential and proprietary information. The parties agree that money damages are inadequate to compensate XCL for a breach of this section, and XCL shall be entitled to enforce the provisions of the section by resorting to appropriate legal and equitable action. If any of the restrictions are found by a court having jurisdiction to be unreasonable, or over broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions to be modified by the court so as to be reasonable and enforceable to the maximum extent possible, and, as so modified by the court, to be fully enforced.

     4. Confidentiality. Wang acknowledges that XCL's business is highly competitive and that XCL's books, records and documents, XCL's technical information, geological information, the names of and other information concerning XCL's business affiliates, all comprise confidential business information and trade secrets of XCL and are valuable, special, and unique proprietary assets of XCL ("Confidential Information"). Wang further acknowledges that protection of XCL's Confidential Information against unauthorized disclosure and use is of critical importance to XCL in maintaining its competitive position. Accordingly, Wang hereby agrees that he will not, at any time during or after the term of this Agreement, make any disclosure of any Confidential Information, or make any use thereof, except for the benefit of, and on behalf of, XCL. However, Wang's obligation under this section shall not extend to information which is or becomes part of the public domain or is available to the public by publication or otherwise than through Wang. The provisions of this section shall survive the termination of this Agreement. Money damages would not be sufficient remedy for breach of this section by Wang, and XCL shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies for a breach of this section by Wang are not exclusive, but shall be in addition to all remedies available at law or in equity to XCL including the recovery of damages from Wang. For the purposes of this paragraph, the term XCL shall also include affiliates of XCL's.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the ____ day of ___________, 1997.



                                         XCL LTD.

                                   By:___________________

                                   its:____________________


                                   ______________________
                                   WILLIAM  SHIH CHIU WANG